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                                                                 EXHIBIT 99.1



                                                          [HEALTHSTREAM LOGO]

PRESS RELEASE

                                             CONTACT:
                                             Arthur Newman
    For Immediate Release:                   Chief Financial Officer
                                             (615) 301-3178
                                             ir@healthstream.com

                                             MEDIA:
                                             Mollie Elizabeth Condra
                                             Communications & Investor Relations
                                             HealthStream
                                             (615) 301-3237
                                             mollie.condra@healthstream.com


HEALTHSTREAM ACQUIRES DATA MANAGEMENT & RESEARCH, INC.; REVISES GUIDANCE

NASHVILLE, TENN. -(BUSINESSWIRE)--MARCH 29, 2005--HealthStream, Inc. (NASDAQ:
HSTM) announced today that it has acquired Data Management & Research, Inc.
(DMR). DMR is a Nashville area company, exclusively focused on offering healthcare organizations a wide range of quality and satisfaction surveys, data analyses of survey results, and other research-based measurement tools.

"The executive leadership at each of our 29 health system customers relies on our analyses to help direct their decisions and investments with regard to human capital development," said Mel Thompson, DMR founder and CEO. DMR's series of Quality Check(R) surveys covers a wide range of organizational development issues, including questions about learning opportunities, communication, and the clarity of organizational goals.

"DMR has earned a solid reputation among the nation's healthcare organizations for delivering decision-critical data analyses and results to hospital and health system executives," stated HealthStream founder and CEO, Robert A. Frist, Jr. "Many of the nation's leading hospitals and health systems are represented in DMR's customer list, including Ascension Health, BayCare Health System, Community Health Systems, LifePoint Hospitals, Triad Hospitals, and HCA."

"DMR equips healthcare organizations with data-driven roadmaps for organizational and workforce development," said Mr. Frist. "Using these maps, HealthStream's educational programs can lead healthcare organizations on the path of organizational development. HealthStream's learning solutions are designed to support healthcare organizations in becoming safer, more effective organizations by training and developing their staff."

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"With DMR, HealthStream is positioned to become a more valuable strategic partner in helping healthcare organizations recruit, retain, and develop their workforce," said Mr. Frist.

TERMS OF THE TRANSACTION
HealthStream has purchased all of the shares of DMR for approximately $10.6 million, consisting of approximately $9.1 million of cash consideration and 479,234 shares of HealthStream common stock. A portion of the consideration is subject to escrow.

For the year ended December 31, 2004, DMR's revenue was $5.2 million. For the period of April 1, 2005 through December 31, 2005, DMR's revenue and net income are expected to be in the range of $4.0 to $4.25 million and $750,000 to $900,000, respectively. The 2005 earnings projections incorporate additional expense in sales, marketing, and product development as well as added capital expenditures, which collectively are intended to enable us to develop new products, enhance their technology, and introduce their product offering to HealthStream's customers.

UPDATED 2005 GUIDANCE
Our previously communicated revenue guidance for 2005 was $23-24 million, an increase of 15-20% over the 2004 results. With the inclusion of DMR, our guidance for 2005 is now $27-28 million or 35-40% growth over 2004 results. Our previous earnings guidance for 2005 indicated break-even in the first quarter, which we reiterate. For the second quarter, we now expect to have a modest net loss primarily due to the cost associated with our annual eLearning Summit. During the third quarter of 2005, we will adopt a new accounting rule which will require us to expense the fair value of stock options. We have not yet completed our analysis of the impact on our operational results for 2005, and, accordingly, our guidance does not reflect the impact of the expensing of stock options. Excluding the impact of this charge, net income for the second half of 2005 is now projected to improve over previous guidance as a result of the accretive impact of the DMR operations.

Our post-closing cash, investments and related interest receivable is approximately $7.7 million. We expect that our capital expenditures for the full year 2005 will increase to $3.5 million, which is up $500,000 from previous guidance due to planned investments in the DMR operations.

ABOUT HEALTHSTREAM
HealthStream (NASDAQ: HSTM) is a leading provider of learning solutions for the healthcare industry. Over 1.1 million contracted healthcare professionals have selected the Internet-based HealthStream Learning Center(TM), HealthStream's learning platform. The Company's learning products and services are used by healthcare organizations to meet the full range of their training needs, while, concurrently, supporting business

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objectives. Once subscribed to the HealthStream Learning Center(TM), customers benefit from increased compliance, reduced risks, and improved learning effectiveness. In addition, HealthStream has pioneered a new collaboration with some of the top medical device and pharmaceutical companies to assist in their product launches and education initiatives within the Company's nationwide network of hospital customers. (www.healthstream.com)

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact) that involve risks and uncertainties regarding HealthStream. These statements are based upon management's beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to the ability of the Company to integrate the operations of DMR successfully and the other risks and uncertainties set forth in the Company's Annual Report on Form 10-K and other filings with the SEC. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. Such forward-looking information should not be regarded as a representation or warranty by the Company that such projections will be realized. Many of the factors that will determine the Company's future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.


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